ParkOhio Announces Record Net Sales and Strong
Second Quarter 2023 Results

•Net sales of $428 million, increased 16% from $370 million in Q2 2022
•GAAP EPS from continuing operations of $0.57 per diluted share, an increase of 10% year-over-year
•Adjusted EPS from continuing operations of $0.83, an increase of 69% year-over-year
•Gross margin from continuing operations improved 190 basis points year-over-year to 16.4%
•Operating income from continuing operations improved to $19 million from $14 million in Q2 2022; Adjusted operating income from continuing operations improved 77% to $23 million from $13 million year-over-year
•EBITDA, as defined, from continuing operations improved 37% year-over-year to $35.7 million
•2023 Outlook for Net Sales from continuing operations growth increased to 10-15% year-over-year

CLEVELAND, OHIO, August 2, 2023 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the second quarter of 2023.

Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “Record revenue during the second quarter was the result of continued strength across almost all our end markets. Our earnings metrics also show substantial progress resulting from restructuring achieved in prior periods, ongoing operational improvements, and improved commercial terms. In the aggregate, we see demand growth leveling off during the second half of this year, but still solid as we enjoy strong backlogs in many parts of the business."

SECOND QUARTER CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

In the second quarter of 2023, net sales from continuing operations were a record $428.1 million compared to $369.8 million in the 2022 period, an increase of 16%. Gross margin was 16.4%, an increase of 190 basis points compared to 14.5% in the 2022 second quarter, driven by profit flow-through from our higher sales levels, benefits from plant consolidation, and other profit-improvement actions, including increased product pricing.

Income from continuing operations attributable to ParkOhio common shareholders in the second quarter of 2023 was $7.1 million, or $0.57 per diluted share, compared to $6.4 million, or $0.52 per diluted share in the second quarter of 2022. Excluding special items, adjusted EPS from continuing operations was $0.83 per diluted share in the second quarter of 2023
-more-

compared to $0.49 per diluted share in the 2022 period. EBITDA from continuing operations totaled $35.7 million in the 2023 second quarter, up 37% year-over-year. Please refer to the tables that follow for a reconciliation of income from continuing operations to adjusted income from continuing operations and a reconciliation of net income to EBITDA, as defined.

SECOND QUARTER SEGMENT RESULTS FROM CONTINUING OPERATIONS
In our Supply Technologies segment, net sales in the second quarter of 2023 were a record $197.3 million, an increase of 12% compared to $175.8 million in the second quarter a year ago, due to stronger customer demand in almost all of our key end markets, with the largest increases in the power sports, heavy-duty truck, industrial and agricultural equipment and civilian aerospace markets, as well as the sales from our 2022 acquisition of Southern Fasteners. Second quarter average daily sales in our supply chain business were up 11% compared to the same period a year ago. Sales in our fastener manufacturing business were up 19% year-over-year, driven by higher customer demand for our proprietary products and sales from our 2022 acquisition of Charter Automotive. Segment operating income was $15.4 million in the second quarter of 2023 compared to $12.7 million in the second quarter 2022, an increase of 21%. Operating income margin was 60 basis points higher in the 2023 second quarter compared to the same quarter a year ago. These 2023 increases were driven by the higher sales volumes and profit-enhancement actions in this business, which more than offset certain inflationary supply chain costs. On a sequential basis, net sales and operating income in the second quarter of 2023 were up 1% and 10%, respectively, compared to the first quarter of 2023, as a result of the impact of profit-improvement initiatives.

In Assembly Components, which now excludes the Aluminum Products business that has been reclassified to discontinued operations for all periods presented, net sales were a record $112.0 million, up 17% compared to $95.4 million in the 2022 second quarter. Segment operating income was $8.4 million in the second quarter of 2023 compared to a loss of $1.4 million in the corresponding 2022 quarter. On an adjusted basis, which excludes plant closure and consolidation and other special costs in both periods, operating income was $9.6 million in the 2023 period compared to $0.1 million in the 2022 period. Operating margins were up 900 basis points year-over-year. The improvement in segment operating results in the 2023 period compared to the same period a year ago was driven by profit flow-through from the higher sales levels and the benefit of profit-improvement initiatives implemented over the past two years, including increased product pricing. On a sequential basis, net sales, operating income and adjusted operating income in the second quarter of 2023 were up 1%, 15% and 26%, respectively, compared to the first quarter of 2023, as a result of the impact of profit-improvement initiatives.

In Engineered Products, net sales were a near-record $118.8 million in the 2023 second quarter, up 20% compared to $98.6 million in last year's second quarter, driven by strong demand in both our capital equipment business and our forged and machined products business. In our capital equipment business, sales were up 27% year-over-year, and new equipment backlog totaled $170 million at June 30, 2023 compared to $163 million at December 31, 2022, an increase of 4%. Bookings of new equipment remained strong in the second quarter and totaled $51 million compared to 2022’s average quarterly bookings of $50 million. In our forged and machined products business, second quarter 2023 sales were up 5% compared to the same quarter a year ago, driven by both higher customer demand in key end markets, primarily rail and aerospace and defense, and new business awarded during the past several quarters. Segment operating income in the 2023 second quarter was $3.2 million, compared to $7.1 million in the 2022 second quarter. On an adjusted basis, which excludes primarily plant closure and consolidation, severance and other restructuring actions, segment operating income was $6.1 million in the second quarter of 2023 compared to $7.9 million in the 2022 period. During the quarter, operating income in our capital equipment business was very strong, as we converted our robust backlog levels into higher sales levels and achieved higher margins driven by implemented operational improvement initiatives. The significant profitability improvement in the capital equipment business was more than offset by operating losses in our forged and machined products business, which was impacted by equipment downtime and labor challenges in our two forging plants, which impacted our segment results during the quarter. On a sequential basis, net sales in the second quarter were up 1%, and operating income decreased $1.8 million compared to the first quarter of 2023 due to the operating challenges in our forged and machined products business and higher restructuring and other special charges in the 2023 second quarter.

Please refer to the tables that follow for a reconciliation of segment operating income and margins to adjusted segment operating income and margins.

YEAR-TO-DATE CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

In the six months ended June 30, 2023, net sales from continuing operations were $851.6 million compared to $727.5 million in the 2022 period, an increase of 17%. Gross margin in the six months ended June 30, 2023 was 16.1%, an increase of 200 basis points compared to 14.1% in the period in 2022, driven by profit flow-through from our higher sales levels, benefits from plant consolidation, and other profit-improvement actions, including increased product pricing.

Income from continuing operations attributable to ParkOhio common shareholders in the six months ended June 30, 2023 was $14.6 million, or $1.18 per diluted share, compared to $10.1 million, or $0.83 per diluted share in the same period in 2022. Excluding special items, adjusted EPS from continuing operations was $1.55 per diluted share in the six months ended June 30, 2023 compared to $1.00 per diluted share in the 2022 period. EBITDA from continuing operations totaled $67.2 million in the six months ended June 30, 2023, up 42% year-over-year. Please refer to the tables that follow for a reconciliation of income from continuing operations to adjusted income from continuing operations and a reconciliation of net income to EBITDA, as defined.

DISCONTINUED OPERATIONS

In the fourth quarter of 2022, we made the decision to exit our aluminum products business, which is now classified as a discontinued operation. In December 2022, we entered into a Memorandum of Understanding pursuant to which a third party would purchase the business. As we discussed on our 2022 year-end earnings call, we received a portion of the estimated total purchase price in December 2022, consisting of $20 million in cash and a promissory note in the principal amount of $25 million. In the event a definitive agreement and the sale are not successfully consummated, the promissory note will be canceled, and we will repay the $20 million. During the 2023 second quarter, the net loss from this business totaled $1.7 million. The net book value classified on our balance sheet as net assets held for sale is approximately $67 million as of June 30, 2023.

LIQUIDITY AND CASH FLOW

At June 30, 2023, our total liquidity was $169 million, which included cash on hand of $53 million and $116 million of unused borrowing availability under our credit arrangements, including $24 million of suppressed availability. During the second quarter of 2023, operating cash flow from continuing operations was $0.7 million, an improvement from a $32.9 million use of cash in the 2022 period, as working capital days continue to improve despite the strong sales growth in the quarter.

2023 OUTLOOK - CONTINUING OPERATIONS

For 2023, we now expect revenues from continuing operations to increase 10-15% year-over-year compared to prior revenue growth guidance of 5-10%, with the increase driven by higher customer demand and strong capital equipment backlogs. We also continue to expect improvement in adjusted operating income; EBITDA, as defined; free cash flow and adjusted EPS in 2023 as a result of higher sales levels and improved operating margins in each segment.
CONFERENCE CALL

A conference call reviewing ParkOhio’s second quarter 2023 results will be broadcast live over the Internet on Thursday, August 3, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation is available on the Company's website.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 130 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: our ability to consummate the sale of our Aluminum Products business for any reason, including the inability to enter into a definitive purchase agreement; the impact supply chain issues such as the global semiconductor micro-chip shortage and logistic issues have on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the conflict between Russia and Ukraine, or political unrest, including the rising tension between China and the United States; public health issues, including the outbreak of infectious diseases and any impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions, except per share data)
Net sales	$428.1	$369.8	$851.6	$727.5
Cost of sales	358.0	316.1	714.3	624.9
Selling, general and administrative expenses	46.8	40.5	92.1	80.7
Restructuring and other special charges	4.1	2.3	6.6	5.6
Gains on sales of assets	—	(2.9)	(0.8)	(2.9)
Operating income	19.2	13.8	39.4	19.2
Other components of pension income and other postretirement benefits expense, net	0.6	2.8	1.3	5.6
Interest expense, net	(11.1)	(7.6)	(21.8)	(14.7)
Income from continuing operations before income taxes	8.7	9.0	18.9	10.1
Income tax (expense) benefit	(2.1)	(2.1)	(4.7)	0.7
Income from continuing operations	6.6	6.9	14.2	10.8
Loss (income) attributable to noncontrolling interests	0.5	(0.5)	0.4	(0.7)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	7.1	6.4	14.6	10.1
Loss from discontinued operations, net of tax	(1.7)	(5.4)	(3.4)	(3.0)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$5.4	$1.0	$11.2	$7.1

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic:
Continuing operations	$0.58	$0.53	$1.20	$0.83
Discontinued operations	(0.14)	(0.45)	(0.28)	(0.25)
Total	$0.44	$0.08	$0.92	$0.58
Diluted:
Continuing operations	$0.57	$0.52	$1.18	$0.83
Discontinued operations	(0.14)	(0.44)	(0.28)	(0.25)
Total	$0.43	$0.08	$0.90	$0.58
Weighted-average shares used to compute income (loss) per share:
Basic	12.2	12.1	12.2	12.1
Diluted	12.4	12.2	12.4	12.2

Dividends per common share	$0.125	$0.125	$0.250	$0.250

Other financial data:
EBITDA, as defined	$34.1	$24.9	$63.9	$51.6

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings from continuing operations is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings from continuing operations is income from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings from continuing operations to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant noncash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, income from continuing operations calculated in accordance with GAAP. Adjusted income from continuing operations herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations to adjusted earnings from continuing operations:

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$7.1	$0.57	$6.4	$0.52	$14.6	$1.18	$10.1	$0.83
Adjustments:
Restructuring and other special charges	2.2	0.19	2.3	0.19	4.6	0.38	5.3	0.43
Severance	1.9	0.15	—	—	1.9	0.15	—	—
Acquisition-related expenses	—	—	—	—	0.1	0.01	0.3	0.03
Gain on sale of assets	—	—	(2.9)	(0.24)	(0.8)	(0.06)	(2.9)	(0.24)
Tax effect of above adjustments	(1.0)	(0.08)	0.2	0.02	(1.3)	(0.11)	(0.6)	(0.05)
Adjusted earnings	$10.2	$0.83	$6.0	$0.49	$19.1	$1.55	$12.2	$1.00

The following table shows the impact of these adjustments on our segment results (continuing operations):

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
Supply Technologies	$—	$—	$—	$—	$—	$—
Assembly Components[1]	1.2	—	1.2	1.5	—	1.5
Engineered Products	0.2	2.7	2.9	—	0.8	0.8
Corporate	—	—	—	—	—	—
Total continuing operations[1]	$1.4	$2.7	$4.1	$1.5	$0.8	$2.3

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
Supply Technologies	$—	$0.2	$0.2	$—	$0.3	$0.3
Assembly Components	1.5	—	1.5	3.0	—	3.0
Engineered Products	0.2	4.7	4.9	—	1.4	1.4
Corporate	—	—	—	—	0.9	0.9
Total	$1.7	$4.9	$6.6	$3.0	$2.6	$5.6

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of June 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented. Aluminum Products was previously included in our Assembly Components segment.

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$7.1	$6.4	$14.6	$10.1
Loss from discontinued operations, net of tax	(1.7)	(5.4)	(3.4)	(3.0)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	5.4	1.0	11.2	7.1
Add back:
Interest expense, net	11.9	8.3	23.3	16.1
Income tax expense	1.5	0.7	3.3	—
Depreciation and amortization	7.8	9.2	15.5	18.9
Stock-based compensation expense	1.7	1.8	3.3	3.4
Restructuring, business optimization and other costs	4.1	3.7	6.5	5.6
Acquisition-related expenses	—	—	0.1	0.3
EBITDA loss attributable to Designated Subsidiary	1.8	—	1.6	—
Other	(0.1)	0.2	(0.9)	0.2
EBITDA, as defined(a)(b)	$34.1	$24.9	$63.9	$51.6

EBITDA from continuing operations	$35.7	$26.1	$67.2	$47.4
EBITDA from discontinued operations	(1.6)	(1.2)	(3.3)	4.2
EBITDA, as defined(a)(b)	$34.1	$24.9	$63.9	$51.6

(a) EBITDA, as defined includes amounts attributable to discontinued operations.
(b) 2022 and 2023 year-to-date EBITDA, as defined does not equal the sum of quarterly amounts due to inclusion/exclusion of certain tax expense/benefit and determination of certain limitations, as calculated pursuant to our Credit Agreement.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2023	December 31, 2022
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$53.4	$58.2
Accounts receivable, net	256.9	246.3
Inventories, net	405.9	406.5
Other current assets	127.0	114.2
Current assets held-for-sale - discontinued operations[1]	108.8	107.2
Total current assets	952.0	932.4
Property, plant and equipment, net	183.2	181.1
Operating lease right-of-use assets	49.4	54.7
Goodwill	109.8	108.9
Intangible assets, net	76.3	78.7
Other long-term assets	81.1	80.8
Total assets	$1,451.8	$1,436.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$207.3	$221.0
Current portion of long-term debt and short-term debt	12.5	10.9
Current portion of operating lease liabilities	10.8	11.2
Accrued expenses and other	159.8	161.7
Current liabilities held-for-sale - discontinued operations[1]	42.3	43.8
Total current liabilities	432.7	448.6
Long-term liabilities, less current portion:
Long-term debt	673.1	655.1
Long-term operating lease liabilities	38.7	43.7
Other long-term liabilities	21.7	21.3
Total long-term liabilities	733.5	720.1
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	274.6	256.5
Noncontrolling interests	11.0	11.4
Total equity	285.6	267.9
Total liabilities and shareholders' equity	$1,451.8	$1,436.6

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of
June 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2023	2022
	(In millions)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Income from continuing operations	$14.2	$10.8
Adjustments to reconcile income from continuing operations to net cash provided (used) by operating activities from continuing operations:
Depreciation and amortization	15.5	15.1
Stock-based compensation expense	3.3	3.4
Gains on sales of assets	(0.8)	(2.9)

Changes in operating assets and liabilities:
Accounts receivable	(8.8)	(30.9)
Inventories	3.0	(32.8)
Prepaid and other current assets	(14.1)	(3.6)
Accounts payable and accrued expenses	(15.1)	8.0
Other	3.7	(2.1)
Net cash provided (used) by operating activities from continuing operations	0.9	(35.0)
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Purchases of property, plant and equipment	(13.4)	(12.7)
Proceeds from sale of assets	1.4	4.0
Business acquisitions, net of cash acquired	(1.0)	—
Net cash used in investing activities from continuing operations	(13.0)	(8.7)
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from revolving credit facility, net	14.2	67.9
Payments on other debt	(0.8)	(1.3)
Proceeds from other debt	4.2	1.3
Proceeds from (payments on) finance lease facilities, net	0.9	(1.3)
Payments related to prior acquisitions	(2.0)	—
Dividends	(3.2)	(3.2)
Payments of withholding taxes on share awards	(1.2)	(1.1)
Net cash provided by financing activities from continuing operations	12.1	62.3
DISCONTINUED OPERATIONS[1]:
Total used by operating activities	(2.2)	(3.3)
Total used by investing activities	(1.7)	(2.7)
Total used by financing activities	(1.2)	(1.7)
Decrease in cash and cash equivalents from discontinued operations	(5.1)	(7.7)
Effect of exchange rate changes on cash	0.3	(3.9)
(Decrease) increase in cash and cash equivalents	(4.8)	7.0
Cash and cash equivalents at beginning of period	58.2	54.1
Cash and cash equivalents at end of period	$53.4	$61.1
Interest paid	$22.6	$15.4
Income taxes paid	$4.4	$2.7
(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of
June 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented.

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
NET SALES OF CONTINUING OPERATIONS:
Supply Technologies	$197.3	$175.8	$393.1	$344.6
Assembly Components[1]	112.0	95.4	222.4	193.3
Engineered Products	118.8	98.6	236.1	189.6
	$428.1	$369.8	$851.6	$727.5

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES:
Supply Technologies	$15.4	$12.7	$29.4	$24.7
Assembly Components[1]	8.4	(1.4)	15.7	(1.9)
Engineered Products	3.2	7.1	8.2	8.9
Total segment operating income	27.0	18.4	53.3	31.7
Corporate costs	(7.8)	(7.5)	(14.7)	(15.4)
Gains on sales of assets	—	2.9	0.8	2.9
Operating income	19.2	13.8	39.4	19.2
Other components of pension income and other postretirement benefits expense, net	0.6	2.8	1.3	5.6
Interest expense, net	(11.1)	(7.6)	(21.8)	(14.7)
Income from continuing operations before income taxes[1]	$8.7	$9.0	$18.9	$10.1

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of June 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented. Aluminum Products was previously included in our Assembly Components segment.

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted segment operating income (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted segment operating income (loss) is calculated as segment operating income (loss) plus adjustments for plant closure and consolidation, severance and other. The Company presents this non-GAAP financial measure because the business segments have incurred significant restructuring and related expenses during the year-to-date and quarter-to-date periods. Adjusted segment operating income (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted segment operating income (loss) herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted segment operating income (loss) to segment operating income (loss):

	Three Months Ended June 30,
	2023			2022
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$15.4	$—	$15.4	$12.7	$—	$12.7
Assembly Components	8.4	1.2	9.6	(1.4)	1.5	0.1
Engineered Products	3.2	2.9	6.1	7.1	0.8	7.9
Corporate	(7.8)	—	(7.8)	(7.5)	—	(7.5)
Gain on sale of assets	—	—	—	2.9	(2.9)	—
Operating income - continuing operations	$19.2	$4.1	$23.3	$13.8	$(0.6)	$13.2

	Six Months Ended June 30,
	2023			2022
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$29.4	$0.2	$29.6	$24.7	$0.3	$25.0
Assembly Components	15.7	1.5	17.2	(1.9)	3.0	1.1
Engineered Products	8.2	4.9	13.1	8.9	1.4	10.3
Corporate	(14.7)	—	(14.7)	(15.4)	0.9	(14.5)
Gain on sale of assets	0.8	(0.8)	—	2.9	(2.9)	—
Operating income - continuing operations	$39.4	$5.8	$45.2	$19.2	$2.7	$21.9